UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2012

ANACOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34973	25-1854385
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1020 East Meadow Circle
Palo Alto, CA 94303-4230

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 543-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On September 26, 2012, Anacor Pharmaceuticals, Inc. (the “Company”) drew $12,000,000 and issued warrants to purchase 84,226 shares of the Company’s Common Stock at an exercise price of $6.53 per share (the “Warrants”) pursuant to the Loan and Security Agreement, by and among the Company and Oxford Finance LLC and Horizon Technology Finance Corporation (the “Lenders”), dated March 18, 2011, as amended (the “Loan Agreement”).

The material terms of the Loan Agreement are described in the Current Reports on Form 8-K filed on March 21, 2011 and February 8, 2012, which descriptions are incorporated herein by reference.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth above and referenced under Item 2.03 that relates to the issuance of the Warrants is hereby incorporated by reference into this Item 3.02.  Each Warrant may be exercised on a cashless basis. The Warrants will terminate on the earlier of September 26, 2019 and the closing of certain merger or consolidation transactions in which the consideration is cash, stock of a publicly traded acquiror, or a combination thereof.

Neither the Company nor the Lenders engaged any investment advisors with respect to the sale and issuance of the Warrants, and no finders’ fees were paid to any party in connection therewith.  The sale and issuance of the Warrants was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended, and was made without general solicitation or advertising. Each Lender represented that it is an accredited investor with access to information about the Company sufficient to evaluate the investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2012	ANACOR PHARMACEUTICALS, INC.

	By:	/s/ Geoffrey M. Parker
Geoffrey M. Parker
Senior Vice President, Chief Financial Officer